EXHIBIT 10.37

OMNICARE, INC. SENIOR EXECUTIVE SEVERANCE PLAN

This Senior Executive Severance Plan is effective as of January 1, 2013.

OBJECTIVE

Omnicare, Inc. (the “Company”) has adopted the Omnicare, Inc. Senior Executive Severance Plan (the “Plan”) to provide key executives with the financial security to allow them to focus on the growth of the Company’s business. Executives must make important decisions that affect the livelihood of many associates and the overall performance of the Company. In order to free these executives to make decisions in a thoughtful and strategic manner regardless of the personal consequences, the Company has provided them with this additional level of security. The Company further believes that the Plan will aid the Company in attracting and retaining highly qualified executives who are essential to its success.
PLAN OPERATION
Any decisions or determinations required to be made under the Plan shall be made by the Compensation Committee of the Company’s Board of Directors (the “Committee”) or one or more executives of the Company to which authority is delegated by the Committee. The decisions and determinations of the Committee (and any executive to whom authority has been delegated) relating to the Plan are final and binding on all persons.

PARTICIPATION

Participation in the Plan is limited to the most senior executives of the Company and its subsidiaries as selected by the Committee (upon recommendation of the Company’s Chief Executive Officer) or as selected by the Company’s Chief Executive Officer if such authority is so delegated by the Committee. Notwithstanding anything contained herein, employees of the Company and its subsidiaries are not eligible to participate in the Plan and are excluded from coverage under the Plan if they are a party to an individual arrangement or a written employment agreement or other severance payment policy or arrangement with the Company or any of its subsidiaries containing a severance provision unless the Participant waives any rights to such severance provisions in a manner deemed appropriate by the Committee.
ELIGIBILITY FOR PAYMENTS

In order to be eligible for payments under this plan, a Participant must:

(a)	Sign an Acknowledgement Form attached to this Plan as Exhibit A (an “Acknowledgement Form”);

(b)	Have a Qualifying Termination (as defined below);

(c)	Be in an active status with the Company at the time of separation, or be returning to work on a timely basis following an approved leave of absence or disability leave;

(d)
Execute a full release of claims and covenant not to sue in a form determined by the Company in its sole discretion (the “Release”) that is executed and non-revocable prior to the date that is 60 days following the date of a Participant’s termination of employment (the “Release Date”); and

(e)
Return all Company property and materials and provide any requests for expense reimbursement prior to the beginning of payments under this plan and resolve any outstanding financial obligations owed to the Company in each case prior to the Release Date.

For purposes of this Plan, a “Qualifying Termination” shall be defined as:

(a)	A termination of employment by the Company or any of its subsidiaries other than for Cause (as defined below); or

(b)	A voluntary resignation for Good Reason (as defined below).
Notwithstanding any provision of the Plan to the contrary, the following events shall not constitute a “Qualifying Termination” for purposes of the Plan:

(a)	A termination by the Company or any of its subsidiaries for Cause;

(b)	A voluntary termination other than for Good Reason;

(c)	Mandatory retirement in accordance with Company policy;

(d)	Termination on account of death or Disability (as defined below);

(e)
Refusing, rejecting or declining to accept a transfer to a position with the Company or its subsidiaries (for which a Participant is qualified as determined by the Company by reason of knowledge, training, and experience), provided the transfer would not constitute Good Reason for a voluntary termination;

(f)
The sale of all or part of the business assets of the Company, any of its subsidiaries or the division or business unit that employs the Participant if the Participant is offered comparable employment by the acquirer of such assets, provided such employment would not constitute Good Reason if the employing entity did not change; or

(g)
Upon the formation of a joint venture or other business entity in which the Company or a subsidiary will directly or indirectly own some outstanding voting or other ownership interest if a Participant is offered comparable employment by the joint venture entity or other business entity, provided such employment would not constitute Good Reason if the employing entity did not change.

SEVERANCE BENEFITS
Under the Plan, in the event a Participant is terminated in a Qualifying Termination as described above, he or she will be eligible for the following benefits:

(a)
Payment of any earned, but unpaid, base salary in accordance with the Company’s payroll policy and any earned but unused vacation time as of the date of termination in accordance with Company policy (the “Accrued Obligations”); and

(b)	Eighteen (18) months of the Participant’s then-current base salary (the “Severance”);

(c)
To the extent permitted by applicable law and provided the Company is able to provide such benefits without the imposition on the Company of any tax or penalty, if the Participant timely elects and pays for continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued payment by the Company of its portion (as in effect from time to time for active employees of the Company) of the premium for such coverage for the Participant and his or her eligible dependents for eighteen (18) months; provided, however, that (i) if the Company determines that it cannot continue such payments without penalties or adverse tax consequences to the Company, the Company shall pay directly to the Participant a lump-sum cash amount equal to the then-unpaid amount of the Company’s portion of the premium for such coverage, provided that such cash payment does not result in any such penalties or adverse tax consequences and (ii) in the event the Participant obtains other employment that offers substantially similar or more favorable benefits, taken as a whole, such premium payments by the Company or other rights under this paragraph (c) shall immediately cease; and

(d)	Executive Outplacement Services as arranged and paid by the Company.
The Severance shall be paid in accordance with the normal payroll practices of the Company, provided that no payment will be made until after the Release Date. In the event that the Release is executed and non-revocable prior to the Release Date, any Severance that would have been payable prior to the Release Date in accordance with normal payroll practices will be accumulated and paid in a lump sum on the first payroll date following the Release Date. Notwithstanding the foregoing, in the event that a Qualifying Termination occurs within the twenty-four (24) month period following a Change in Control (as defined below), the Severance will be paid in a lump-sum on the Release Date provided the Release is executed and non-revocable prior to the Release Date. In the event that the Release is not executed and non-revocable prior to the Release Date, the Severance and all other benefits under the Plan will be forfeited (other than the Accrued Obligations or any other provision required by law). Payment of the Severance may also be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) discussed below.
Notwithstanding the other provisions of this Plan, in the event that any Severance or other benefits otherwise payable to the Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then any Severance and other benefits shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state and local excise taxes), results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, any determination required under this paragraph will be made by the Company and its advisors. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of Severance; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Participant. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Participant’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
Any rights a Participant may have with respect to pension benefits, long-term performance awards, stock options, restricted stock and restricted stock units, deferred compensation, bonus payments or other employee or fringe benefits will be determined in accordance with the applicable Company plans, programs and/or policies.
If a Participant is rehired by the Company or any of its subsidiaries, any unpaid Severance will be forfeited. If a Participant is a terminated employee who is subsequently reinstated to employee status back to the date he or she was terminated (including reinstatement as the result of an appeal of a claim for disability benefits), any Severance payment made to a Participant must be repaid to the Company.

RESTRICTIVE COVENANTS
Any agreement that a Participant has entered into with the Company or a subsidiary that provides for nondisclosure of information, noncompetition with the Company or its subsidiaries and non-solicitation of the Company’s and its subsidiaries’ current or prospective clients, customers or employees (each, a “Restrictive Covenant Agreement”) shall remain in full force and effect following a Qualifying Termination, and Participant agrees to abide by the terms of any such agreement. The Company reserves all rights to enforce the provisions of any Restrictive Covenant Agreement. In the event that a Participant breaches any Restrictive Covenant Agreement, any unpaid Severance and all other benefits under the Plan will be forfeited (other than the Accrued Obligations or any other provision required by law).
MISCELLANEOUS

(a)
If anything in this Plan conflicts with the Company’s employee handbook or any other Company policy, the terms of this Plan shall control unless otherwise specified in this Plan. If anything in this Plan conflicts with applicable law, applicable law shall control.

(b)
If a Participant’s separation is covered by the provisions of the Workers Adjustment and Retraining Notification Act (WARN), any payments made to the Participant under provisions of that act will offset the Severance calculated under the Plan.

(c)
The Plan does not constitute a contract of employment. Nothing in this plan is to be construed as providing the Participant with a right to continued employment. A Participant's employment with the Company continues to be “at will” subject to the benefits provided herein upon a Qualifying Termination.

(d)	The Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

(e)
Except as specifically provided for in this Plan, neither the provisions of this Plan nor the Severance and benefits provided for hereunder shall reduce any amounts otherwise payable to a Participant under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan.

(f)
The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)
The Severance and other benefits under the Plan shall constitute unfunded obligations of the Company. The Severance payments shall be made, as due, from the general funds of the Company. The Plan shall constitute solely an unsecured promise by the Company to provide such benefits to a Participant to the extent provided herein. For avoidance of doubt, any health benefits to which a Participant may be entitled under the Plan shall be provided under other applicable employee benefit plans of the Company.

(h)	In addition to any compensation recovery (claw back) which may be required under any agreement between the Company and the Participant, law or regulation (including but not limited to any claw back required by Section 954 of the Dodd-Frank Act), Participant acknowledges and agrees that any compensation paid under this Plan is deemed to be subject to any claw back requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar successor provisions as may be in effect from time to time, including by reason of guidelines or policies adopted following the date of the Participant’s Qualifying Termination.

(i)
By signing the Acknowledgement Form, the Participant agrees not to commence any action or suit related to Participant’s employment by the Company or any arbitration related to this Plan: (i) more than six months after the termination of Participant's employment, if the action, suit or arbitration is related to the termination of Participant’s employment, or (ii) more than six months after the event or occurrence on which participant’s claim is based, if the action, suit, or arbitration is based on an event or occurrence other than the termination of participant’s employment. Participant agrees to waive any statute of limitations that is contrary to this section.

(j)
A Participant and Company shall submit to mandatory, final and binding arbitration any controversy or claim arising out of, or relating to, this Plan or any breach hereof. Such arbitration shall be conducted in Cincinnati, Ohio, or such other location as the parties mutually agree, in accordance with the employment rules of the American Arbitration Association in effect at the time such arbitration is conducted. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing in this section shall affect or limit in any way the Company’s right to resort to a court for injunctive, equitable, or other relief for breach or threatened breach of Participant’s obligation to Company or otherwise relating to enforcement of any Restrictive Covenant Agreement or otherwise related to unfair competition or restrictive covenants.

(k)
This Plan shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without regard to the conflicts of law principles thereof. Participant is deemed to agree (i) that any suit, proceeding or action at law or in equity (each, an “Action") arising out of or relating to this Plan must be instituted in state or federal court located within Hamilton County, Ohio, (ii) to waive any objection which he or she may have now or hereafter to the laying of the venue of any such Action, (iii) to irrevocably submit to the jurisdiction of any such Action, and (iv) to hereby waive any claims or defenses of inconvenient forum. Company and the Participant irrevocably agrees that service of any and all process which may be served in any such Action may be served upon Participant or Company by registered mail and that such service shall be deemed effective service of process upon the Participant and Company in any such Action. The Participant and Company irrevocably agree that such service of process shall have the same force and validity as if service were made to Participant or Company according to the law governing such service in the State of Ohio, and waive all claims of error by reason of any such service.

(l)
All Participants in this Plan are required to be in compliance with the Company’s Anti-Kickback Statute Policies & Procedures (CPL-CIA-006) and should review the Company’s Anti-Kickback Statute Policies & Procedures before agreeing to this Plan. Any Plan Participant who is found to be in violation of the Company’s Anti-Kickback Statute Policies and Procedures as determined by the Company in its sole discretion will be deemed ineligible for the payments described in this Plan (other than the Accrued Obligations or other provision required by law) without limitation of any other right or remedies that the Company might have or any other obligations Participant may have to the Company or any other person or entity. Additionally, Participant agrees to return to the Company within five (5) days of the Company’s written request any previously paid payments made pursuant to this Plan if the Company determines that Participant has violated the Company's Anti-Kickback Statute Policies & Procedures.

(m)
A Participant may not assign or otherwise transfer Participant’s rights, obligations, or duties contained in this Plan. The Company retains the right without further notice or consent to assign its rights and obligations under the Plan to any successor in interest or purchaser of substantially all of the Company’s assets. In the event of such an assignment, the benefits and burdens of this Plan shall inure to the benefit of and is binding upon the successor or assignee of the Company.

(n)	Any notice to be provided under this Plan may be given in writing or electronically through the Company’s electronic communications systems.

(o)	By signing the Acknowledgement Form, the Participant accepts all Rules, Restrictions, Terms and Conditions of the Plan.

SECTION 409A

(a)
To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be comply with or be exempt from Code Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  Any terms of this Plan that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. If, notwithstanding the foregoing provisions of this paragraph, any provision of this Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall interpret or reform such provision in a manner intended to avoid the incurrence by the Participant of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A.

(b)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that the

Company determines may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Plan shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)
Any provision of this Plan to the contrary notwithstanding, if at the time of a Participant’s separation from service, the Company determines that the Participant is a “specified employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that the Participant becomes entitled to under this Plan on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph shall be paid or provided to the Participant in a lump-sum and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)
Any reimbursements and in-kind benefits provided under this Plan that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Plan be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Participant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the commencement date of such obligations).

(e)
For purposes of Code Section 409A, the Participant’s right to receive the Severance payments shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Plan specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan, to the extent such payment is subject to Code Section 409A.

(f)
The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

AMENDMENT AND TERMINATION OF PLAN

The Company reserves the right to modify or terminate this Plan with respect to one or more Participants (or all Participants) at its sole discretion at any time. However, any such modification or termination will not impact Participants who have already been terminated under the Plan as of the date of the modification or termination. In addition, any Participant impacted by any such modification or termination will be notified by the Company thirty (30) days prior to implementation of such modification or termination. Following a Change in Control (as defined below), the Plan may not be terminated or adversely amended with respect to anyone who is a Participant on the date of the Change in Control without the consent of such Participant.

DEFINITIONS

For purposes of this Plan, the following definitions will be used:

1.	"Participant” means any employee of the Company who is at least at the vice-president level who has been selected to participate in this plan by the Company and who executes an Acknowledgement Form.

2."Cause” will mean any of the following

a.	Conduct which is materially detrimental to the Company's reputation, goodwill or business operations;

b.	Gross or habitual neglect of Participant’s duties or obligations or breach of such duties , or misconduct in discharging such duties;

c.	Participant’s failure to substantially perform his or her duties to the Company or the repeated absence from his or her duties without the consent of the Chief Executive Officer of the Company;

d.
Participant's failure or refusal to comply with the policies, standards and regulations of the Company or to follow the directions of the Chief Executive Officer of the Company in complying with those policies, standards and regulations;

e.	Breach or threatened breach of the restrictive covenants Participant owes to the Company;

f.	Fraud or willful or intentional misrepresentation in connection with the Participant’s performance of his or her duties;

g.	Conviction of Employee for, or entry of plea of guilty or nolo contender by Employee with respect to, any criminal act.

In no event shall a Participant be considered to have been terminated for “Cause” unless the Company delivers a written notice of termination to the Participant identifying in reasonable detail the acts or omissions constituting “Cause” and the provision of this Plan relied upon. In the case where such acts or omissions are not capable of cure, the Participant’s termination will take effect upon his or her receipt of such notice. In the case where such acts or omissions are capable of cure, the Participant’s termination will take effect fifteen (15) days following his or her receipt of such notice if such acts or omissions are not cured by the Participant by such date, provided the Company may suspend the Participant’s employment or place him or her on leave of absence pending such cure. For the avoidance of doubt, mere failure of the Company to achieve earnings goals shall not constitute “Cause.”

3.
“Change in Control” shall mean a “Change in Control” under the Company’s 2004 Stock & Incentive Plan or any successor thereto as in effect on the date of the Change in Control, provided such “Change in Control” constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A.

4.	"Good Reason" will mean that within 24 months following a Change In Control, the Participant had one or more of the following happen:

a. Substantial reduction in compensation and benefits from the compensation and benefits provided immediately prior to the Change in Control.
b.Substantial and material negative change in the work responsibilities and duties from the Participant’s work responsibilities and duties immediately prior to the Change in Control.
c. Relocation of the work place more than 50 miles from the work place of the Participant immediately prior to the Change in Control.
d.The termination or material adverse modification of the Omnicare, Inc. Senior Executive Severance Plan without the Participant’s prior written consent.

To qualify for the Severance and other benefits under the Plan upon voluntary termination for Good Reason, a Participant must notify the Company in writing of termination for Good Reason specifying the event constituting Good Reason within thirty (30) calendar days of the Participant being notified of the event. Failure for any reason to give written notice of termination of employment for Good Reason shall be deemed a waiver of the right to voluntarily terminate employment and claim Good Reason under this Plan in relation to such event. The Company shall have a period of thirty (30) days in which to cure the Good Reason. If the Good Reason is cured within this period, a Participant will not be entitled to voluntarily terminate for Good Reason with respect to the event that has been cured.

5.
“Disability" will mean the Participant is unable to perform his or her duties to the Company or its subsidiaries by reason of illness or other physical or mental disability, and such physical or mental disability has continued for 90 days or would be reasonably expected to continue for at least 90 days.

EXHIBIT A

PARTICIPANT ACKNOWLEDGEMENT AND ACCEPTANCE OF THE RULES, RESTRICTIONS, TERMS AND CONDITIONS OF THE OMNICARE, INC. SENIOR EXECUTIVE SEVERANCE PLAN

I acknowledge that I have received this official plan document for the Omnicare, Inc. Senior Executive Severance Plan (the “Plan”), and confirm that I have read and understand the terms of the Plan. Furthermore, I agree that any severance compensation I may be due will be paid under the rules, restrictions, terms and conditions as stated above. I also acknowledge that (i) I am still bound by Restrictive Covenant Agreements (as defined in the Plan) previously entered in between myself and Omnicare, Inc. or one of its subsidiaries or (ii) I have concurrently herewith entered into a restrictive covenant agreement in a form approved by the Company.
Name (print)
Signature of Recipient
Date